Exhibit 10.2

GE Aviation Packey Velleca Sales Director, North America One Neumann Way Cincinnati, OH 45215 USA

Confidential treatment has been requested for portions of this document. This copy of the document filed as an Exhibit
Omits the confidential information subject to the confidentiality request. Omissions are designated by the symbol […***…].
A complete version of this document has been filed separately with the Securities and Exchange Commission.
General Terms Agreement
No. 1-0000008363

For CFM56 Engines

between
CFM International Inc.

and
Allegiant Air, LLC and
Sunrise Asset Management, LLC

PROPRIETARY INFORMATION NOTICE The information contained in this document is CFM Proprietary Information and is disclosed in confidence. It is the property of CFM and shall not be used, disclosed to others, or reproduced without the express written consent of CFM. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document shall appear on any such reproduction. Export control laws may also control the information contained in this document. Unauthorized export or re-export is prohibited.

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THIS GENERAL TERMS AGREEMENT No. 1-0000008363 (“Agreement”), dated July 26, 2016 (the “Effective Date”), is made and entered into by and between CFM International, Inc. (hereinafter referred to as “CFM”), a company duly organized under the laws of the State of the Delaware, located at 6440 Aviation Way, West Chester, Ohio 45069, USA, and jointly owned by the General Electric Company, a New York corporation (hereinafter referred to as “GE”) and SNECMA S.A.S., a French company (hereinafter referred to as “SNECMA”) and Allegiant Air, LLC (“Allegiant”) and Sunrise Asset Management, LLC (“SAM”), each, limited liability companies duly organized under the laws of Nevada, USA and located in Las Vegas, NV USA (together or separately hereinafter referred to as “Customer”). CFM and Customer are collectively referred to in this Agreement as the “Parties” or individually as a “Party”.

WITNESSETH
WHEREAS, Customer has purchased and Allegiant operates Aircraft equipped with installed Engines, and
WHEREAS, the Parties desire to enter into this Agreement to establish the terms and conditions governing the sale by CFM and the purchase by Customer of Products (as defined below), and services to be supplied by CFM in support of installed Engines and Products for use by Customer with respect to its Customer’s Activities, and
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the respective Parties hereto agree as follows to the respective Sections of this Agreement. Capitalized terms used herein that are otherwise undefined shall have the meanings ascribed to them in Section I (“Definitions”), unless the context requires otherwise.

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SECTION I - DEFINITIONS
These definitions shall apply for all purposes of this Agreement unless the context otherwise requires.
“Agreement” means this General Terms Agreement, together with all exhibits, and specific transaction agreements (“Letter Agreements”) and attachments, between CFM and Customer.
“Aircraft” means the Airbus A320CEO aircraft equipped with installed Engines.
"Airworthiness Authorities" means the Federal Aviation Administration of the United States Department of Transportation (“FAA”) and the European Aviation Safety Agency (“EASA”), (superseding the JAA and/or the responsible National Airworthiness Authorities of the European Union (NAAs), as applicable), which are also individually and separately referred to in this Agreement as the “Airworthiness Authority”.
“Airworthiness Directive” means a requirement for the Inspection, repair or modification of the Engine or any portion thereof as issued by Airworthiness Authorities.
“ATA” means the Air Transport Association of America.
“CFM Controls and Accessories” means controls and accessories on Engines or Spare Engines and sold by CFM on a direct purchase.
“CFM Service Bulletin” or "SB" - The document as issued by CFM to notify the Customer of modifications, substitution of parts, special inspections, special checks, or conversion of an Engine from one model to another.
“Critical Part” or “LLP” is an engine rotor or major static structural part with an airworthiness limitation approved by the Airworthiness Authority.
“Critical Influencing Part” is a part, listed in the then-current Engine manual as published by CFM, that experience has shown can directly or indirectly influence the boundary conditions of the lifing system used to determine the LLP airworthiness limitations.
“Customer’s Activities” means, in the case of Allegiant, public passenger commercial flight service purposes, including carriage of associated baggage/cargo, training of flight personnel and ferry positioning of Aircraft, and, in the case of SAM, inter alia, the purchase, ownership and lease to Allegiant and third parties of aircraft (including the Aircraft), engines (including the Engines) and parts.
“Customer Response Center or CRC” means “AOC” Aviation Operations Center, or “CSC” Customer Support Center which provides 24 hours, 7 day a week support for Customer’s technical and business inquiries.
"CWC" means CFM Customer Web Center.
“Data” means all information and data of any type, form or nature (including, but not limited to, designs, drawings, blueprints, tracings, plans, models, layouts, software, specifications, technical publications, electronic transmittals, customer website data and memoranda) which may be furnished or made available to Customer, directly or indirectly, as the result of this Agreement.

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“Day(s)” means a calendar day unless expressly stated otherwise in writing. When the word “Day” is used in relation to the day that the performance is due, then if such day is a Saturday or a Sunday or a day on which business of such nature is not carried out in the United States or France or in the state of incorporation of the Customer, performance shall be postponed until the next Day.
“Departure Records” means the disposition decisions and all departures from CFM shop manuals regarding CFM Parts and component repairs and the CFM approvals thereof.
“Derivative Data” means data (i) generated from use of CFM Products and software and/or, (ii) data created by CFM that is aggregated and/or compiled on a generic basis from CEOD and/or otherwise developed from CEOD.
“Engine” means the FAA/EASA certified CFM56-5B engine(s) installed on Aircraft operated by Customer.
“Expendable Parts” means those Parts which must routinely be replaced during Inspection, repair, or maintenance, whether or not such Parts have been damaged, and other Parts which are customarily replaced at each such Inspection and maintenance period such as filter inserts and other short-lived items which are not dependent on wear out but replaced at predetermined intervals.
“Failed Parts” means those Parts and Expendable Parts suffering a Failure, and including Parts suffering Resultant Damage.
“Failure” means the breakage of a Part, failure to function of a Part, or damage to a Part, rendering it not Serviceable and such breakage, failure or damage has been determined to be due to causes within CFM’s control, including, but not limited to: i) a defect in design, ii) any defect in material, iii) breakage, failure or damage in a Part caused by selection of material, iv) breakage, failure or damage in a Part caused by the process of manufacturing, or v) workmanship. Failure does not include any such breakage, malfunction or damage that is due to normal wear and tear.
“Flight Cycle” means the complete running of an Engine from start through any condition of flight and ending at Engine shutdown. A "touch-and-go landing" shall be considered as a Flight Cycle.
“Flight Hours” means the cumulative number of airborne hours in operation of each Engine computed from the time an aircraft leaves the ground until it touches the ground at the end of a flight.
“Foreign Object Damage” means any damage to the Engine caused by objects that are not part of the Engine and Engine optional equipment.
"Inspection" means the observation of an Engine or Parts thereof, through disassembly or other means, for the purpose of determining serviceability.
“Labor Allowance” means a CFM credit calculated by multiplying the established labor rate by man-hours allowed for disassembly, reassembly (when applicable), and for Parts repair. If a Labor Allowance is granted for a repair, it shall not exceed the credit that would have been quoted if the Part had not been repairable. The established labor rate means either (a) the then current labor rate mutually agreed between CFM and Customer if the work has been performed by Customer, or (b) the then current labor rate agreed between CFM and the third party repair and overhaul shop if the work has been performed by such repair and overhaul shop.

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“Module” means a major sub-assembly of any of the Engines described in the applicable letter agreements.
“Part” means only those FAA/EASA certified Engine and Engine Module Parts which have been sold originally to Customer by CFM for commercial use. The term excludes parts that were furnished on new Engines and Modules but are procured directly from vendors. Such parts are covered by the vendor warranty and the CFM “Vendor Warranty Back Up.” Also excluded are Expendable Parts.
“Parts Credit Allowance” means the credit granted by CFM to Customer, in connection with either a CFM-declared campaign change or the Failure of a Part under warranty, based on the price of a replacement Part at the time the Part is removed. This credit may take the form of a replacement Part at CFM’s option.
“Part Cycles” means the total number of Flight Cycles accumulated by a Part.
“Parts Repair” means the CFM recommended rework or restoration of Failed Parts to a Serviceable condition.
“Part Time” means the total number of Flight Hours accumulated by a Part.
“Product(s)” means Spare Engines, Modules, Parts, related optional equipment, shipping stand in support of a Spare Engine, Engine thrust upgrade, technical data and other products, offered for sale by CFM from time to time.
“Resultant Damage” means the damage suffered by a Part in warranty because of a Failure of a Part or Expendable Part within the same engine.
“Scrapped Parts” means those Parts determined by CFM to be un-Serviceable and not repairable by virtue of reliability, performance or repair costs. Such Parts shall be considered as scrapped if they bear a scrap tag duly countersigned by a CFM representative. Such Parts shall be destroyed and disposed of by Customer unless requested by CFM for engineering analysis, in which event any handling and shipping shall be at CFM’s expense.
“Security” or “Securities” means any one or all payment securities, including but not limited to, irrevocable documentary credits, and/or standby letters of credit, and/or parent company guarantee, all being both in a form, and issued from a bank and/or party, acceptable to CFM.
“Serviceable” when used to describe an Engine or Part, means in an airworthy condition within the limits defined in the applicable Engine manuals, specification and/or publications by the type certificate holder.
“Spare Engine” means an engine acquired in support of Customer's fleet of Aircraft for use as a spare Engine when another Engine in such fleet is unavailable due to damage or is otherwise being repaired or serviced.
“Student-Days” means the number of students multiplied by the number of class days.

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“Ultimate Life” of a rotating Part means the approved limitation on use of a rotating Part, in cumulative Flight Hours or Flight Cycles, which the Airworthiness Authority establishes as the maximum period of allowed operational time for such rotating Parts in Customer service, with periodic repair and restoration.
“within CFM’s control” or “within the control of CFM” means any act, omission or decision by CFM and its suppliers, subcontractors, and agents, and their respective officers, directors, employees, agents, representatives and all of their successors and assigns, pertaining to any Product, including any Engine, its design, manufacture, workmanship, repair, advice, and handling.
SECTION II – TERMS AND CONDITIONS
ARTICLE 1 - PRODUCTS

A.
Customer may purchase under the terms and subject to the conditions hereinafter set forth, Product(s) in quantities and in configurations reasonably required to support Customer’s Activities and the Aircraft applications operated by Customer in connection therewith. This Agreement supersedes and entirely replaces the General Terms Agreement No. CFM5-01221 dated November 19, 2012 as amended by Amendment A dated October 27, 2015 and such General Terms Agreement as amended is void and of no further force or effect.

B.	CFM Repurchase Option. Customer and CFM agreement regarding the repurchase option is as set forth in the applicable letter agreement.
ARTICLE 2 - PRODUCT PRICES

A.
In General. The selling price of Products will be the respective prices which are quoted in the CFM Spare Parts Price Catalog, as revised from time to time (the “Spare Parts Catalog” or “Catalog”) or in CFM’s written quotation or proposal from time to time and confirmed in a Letter Agreement for the purchase of Spare Engines or in a purchase order placed by Customer and accepted by CFM. CFM shall quote such prices in U.S. Dollars and Customer shall pay for Products in U.S. Dollars. All Product prices include the cost of CFM’s standard tests, Inspection and commercial packaging, but exclude, in the case of Spare Engines, shipping stands, containers and engine covers. Transportation costs and costs resulting from special Inspection, packaging, testing or other special requirements, requested by Customer, will be paid for by Customer. CFM will advise Customer in writing ninety (90) calendar days in advance of any changes in prices affecting a significant portion of the prices in the Catalog. When Customer requests delivery of Product that is less than the lead time quoted in Spare Parts Catalog, expedite fees may apply, except for emergency cases if such emergency cannot reasonably be forecasted by Customer.

B.
Spare Engines. Spare Engine prices will be quoted as base prices, subject to escalation using the appropriate CFM Engine escalation provisions then in effect between the parties as evidenced by the parties’ written expression thereof. The appropriate CFM escalation provisions will be set forth in each applicable Letter Agreement to this Agreement.

ARTICLE 3 - PRODUCT ORDER PLACEMENT

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A.	The terms and conditions set forth herein are in lieu of all printed terms and conditions appearing on Customer’s purchase orders.

B.	For each purchase order placed by Customer, CFM shall respond by confirming, modifying or rejecting it within a reasonable period of time.

C.
For all Products, except Spare Engines, Customer may place purchase orders, in preference, through the CWC, or EDI network (Spec2000), or any other electronic mean, or as prescribed in said Catalogue or CFM's quotation, e-mail, facsimile transmission, or telephone with written confirmation.

D.
For Spare Engines only, Customer will place a purchase order in a mutually agreed upon format and shall include the information listed below (as applicable). An original version shall be sent to CFM International Inc., Attn: CFM Contracts Administration Dept., One Neumann Way, M/D Y7, Cincinnati, OH 45215 USA; and a copy to the Customer’s assigned CSM email address. Purchase orders shall include the following information:

1)	Customer IATA Code;

2)	GTA Number;

3)	Customer headquarter address;

4)	Invoicing and/or Bill of Sale address including name, phone, fax and email;

5)	V.A.T. Number;

6)	Description of Product;

7)	Price;

8)	Quantity;

9)	Delivery date request;

10)	Shipping instructions;

11)	Freight forwarder address including contact name, phone, fax email and address;

12)	Address for logbook;

13)	Spare Engine delivery address.

ARTICLE 4 - DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS, & PACKAGING OF PRODUCTS

A.
CFM shall deliver Products under each purchase order placed by Customer and accepted by CFM, on a mutually agreed upon schedule consistent with CFM' s lead times and set forth in each purchase order. Delivery dates are subject to (1) timely receipt by CFM of all information necessary to permit CFM to proceed with work immediately and without interruption, and (2) Customer's compliance with the payment terms set forth herein.

B.
Shipment of Products shall be from CFM’s facility in Evendale, Ohio, U.S.A., Peebles, Ohio, U.S.A., Erlanger, Kentucky, U.S.A., or Villaroche, France, or point of manufacture, or other facility at CFM’s option.

C.	Delivery of all Products shall be EX-Works (Incoterms 2010) point of manufacture. Title to Products as well as risk of loss thereof or damage thereto shall pass to Customer upon delivery

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subject to CFM’s undertaking in G below. Upon such Delivery, CFM shall convey good and marketable title to the Products, free and clear of all liens, claims, charges, and encumbrances whatsoever and deliver to Customer such documentary evidence of such conveyance of title (such as a bill of sale) as Customer reasonably requests and in the case of Spare Engines, CFM will cooperate to register the contract of sale thereof with the International Registry.
Customer shall be responsible for arranging transportation in compliance with all relevant standards specific to Products, all risk and expense in obtaining any required licenses and carrying out all customs formalities for the exportation and importation of goods in accordance with the Article titled “Government Authorization” of this Agreement; provided, however, CFM will give advice and its cooperation as Customer may reasonably request in carrying out such obligations.
Further, upon Customer's written request, CFM will assist Customer by designating an appropriate freight forwarder, or by assisting export shipment of Products, at Customer’s sole responsibility and expense, and CFM shall bear no liability for the same.

D.
Unless otherwise instructed by Customer, CFM shall deliver each Product, except for spare Parts, in accordance with CFM’s normal standards for domestic shipment or export shipment, as applicable. The cost of any shipping stand or re-usable container is not included in the price of Engines. In the event any such CFM-owned items are not returned by Customer to the original point of shipment in re-usable condition within thirty (30) calendar days after shipment, Customer will pay CFM the price that CFM paid for such items upon receipt of CFM’s invoice.

E.
CFM shall deliver spare Parts packaged and labeled in accordance with ATA Specification No. 300, or to a revision mutually agreed in writing between CFM and Customer. CFM shall notify Customer, where applicable, that certain spare Parts are packed in unit package quantifies (UPQ's), or multiples thereof.

F.
If any Product is delayed by Customer beyond the agreed upon Delivery date, CFM may place such Product in storage. In such event, all expenses incurred by CFM for activities such as, but not limited to, preparation for and placement into storage and handling, storage, inspection, preservation and insurance for the period after the agreed upon Delivery date shall be paid by Customer upon presentation of CFM's invoices.

G.
Customer and CFM shall cooperate to limit any possible taxes incurred by Customer for Delivery of Products including delivery and sale thereof in such other location that minimizes tax risk to Customer.

ARTICLE 5 - PAYMENT FOR PRODUCTS
Customer shall pay CFM with respect to Products purchased hereunder as set forth in the attached Exhibit C.
ARTICLE 6 - TAXES AND DUTIES

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Unless otherwise specified in this Agreement, CFM shall be responsible for and pay directly […***…] (“CFM taxes”). Customer shall be responsible for and pay directly when due and payable […***…] ("Customer taxes").

All payments due and payable to CFM by Customer under this Agreement shall be made without deduction or withholding for Customer taxes, except that if Customer shall be required by law to deduct or withhold any Customer taxes from or in respect of any amount payable by it to CFM hereunder, the amount payable by Customer shall be increased by such amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings with respect to any additional amounts payable pursuant to this sentence), CFM receives the same amount that it would have received if no such deduction or withholding had been made.  Customer shall provide to CFM on a timely basis, accurate official receipts for deducted or withheld taxes.

If claim is made against either Party (the “Taxed Party”)for any taxes for which the other Party is liable hereunder (the “Obligor Party”), the Taxed Party shall not pay except under protest, and if payment be made, shall use all reasonable effort to obtain a refund thereof at the expense of the Obligor Party. If all or any part of any such taxes are refunded, the Taxed Partyshall repay to the Obligor Party such part thereof as the Obligor Party shall have paid. The Obligor Party shall pay to the Taxed Party upon demand, all expenses (including penalties and interest) incurred by the Taxed Partyin protesting payment and in endeavoring to obtain such refund. If the Taxed Partyis nevertheless required to pay taxes for which the Obligor Party is liable hereunder, the Obligor Party shall, promptly upon presentation of Taxed Party invoice for the Obligor Party taxes, pay to the Taxed Party, or furnish to the Taxed Partyevidence of exemption therefrom, any Obligor Party taxes legally assessed or levied by any governmental authority against the Taxed Party in connection with this Agreement.

All rights to drawback of customs duties paid by CFM to the customs authorities of the country of manufacture of any products shall belong to CFM.  Customer agrees to cooperate with CFM to obtain a drawback.

ARTICLE 7 - WARRANTY AND PRODUCT SUPPORT PLAN
Applicable warranties are set forth in Exhibit A relating to all new Engines or Parts, including Expendable Parts, either purchased by Customer directly from CFM or installed on Customer’s Aircraft as original equipment. Product support activities are set forth in Exhibit B.
To the extent Customer has leased an Aircraft or acquired a used Aircraft, Customer shall acquire the Engine Warranties rights to Engines installed on such Aircraft leased/acquired by Customer only through a documented assignment of such warranties from the leasing company/the previous Aircraft owner. Engine Warranties rights so acquired by Customer shall be limited to the unexpired portion thereof, if any, held by the leasing company/ the previous Aircraft owner at the time of assignment to Customer. Upon Customer's acceptance of such assignment, Customer further hereby agrees that, with respect to such assigned warranties and the Products warranted thereby, it shall, in any event, be bound by and comply with all of the terms and conditions, including the limitations, set forth in this Agreement.
ARTICLE 8 - EXCUSABLE DELAY

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CFM shall not be liable or in breach of its obligations under this Agreement to the extent performance of such obligations is delayed or prevented, directly or indirectly, by causes beyond its reasonable control, including acts of God, fire, terrorism, war (declared or undeclared), severe weather conditions, earthquakes, epidemics, insurrection, fault or negligence of Customer or Customer’s suppliers or agents, any order or act by any governmental authority, strikes, labor disputes, acts or threats of vandalism (including disruption of technology resources), material shortages and delays in transportation caused by one of the events set forth above (each an “Excusable Delay”). material shortages and delays in transportation caused by one of the events set forth above shall also be considered an Excusable Delay. Subject to the right of Customer below, the delivery or performance date shall be extended for a period equal to the time lost by reason of delay, including time to overcome the effect of the delay. CFM shall use reasonable efforts to continue performance whenever such causes are removed. In the event an Excusable Delay continues for a period of […***…] beyond the scheduled delivery or performance date, subject to any other rights of Customer under any Letter Agreement, Customer may, upon sixty (60) calendar days written notice to CFM , cancel the part of this Agreement so delayed, CFM shall return to Customer all payments relative to the canceled part of this Agreement.
ARTICLE 9 - PATENTS

A.
CFM shall handle all claims and defend any suit or proceeding brought against Customer insofar as based on a claim that any Engine and/or Product furnished under this Agreement, without any alteration or further combination, constitutes an infringement of any patent of the United States or France, or of any patent of any other country that is signatory to Article 27 of the Convention on International Civil Aviation signed by the United States and France at Chicago on December 7, 1944, in which Customer is authorized to operate or in which another customer pursuant to lawful interchange, lease or similar arrangement, operates aircraft of Customer.

B.
Customer shall promptly notify CFM in writing and giving CFM authority, information and assistance (at CFM’s expense) for the handling, defense or settlement of any claim, suit or proceeding; provided, that CFM’s liability hereunder shall be limited to the extent that CFM is materially prejudiced by receipt of less than prompt notice from Customer and only to the extent thereof. In case such Engine and/or Product is held in such suit or proceeding to constitute infringement and the use of said Engine and/or Product is enjoined, CFM shall, at its own expense and at its option, either (1) procure for Customer the right to continue using such Engine and/or Product; (2) replace same with satisfactory and non-infringing Engine and/or Product; or (3) modify same so it becomes satisfactory and non-infringing Engine and/or Product. CFM shall defend, indemnify and hold Customer harmless from and against any claim, demand, loss, liability, cost and expenses, or damage arising from any loss or restriction on use of the Engine, including any enjoining of the use thereof, even if temporary, pursuant to or arising out of any claim of infringement.

C.
The remedies described in Paragraphs (A) and (B) above do not apply to any Engine and/or Product (1) not purchased by Customer from CFM (except for Engine and/or Product installed as original equipment on aircraft owned, leased or operated by Customer); (2) that was changed, modified, or otherwise altered by anyone other than CFM, its agents, suppliers, subcontractors and agents (excluding, for the avoidance of doubt, overhaul and repair), or not used for its intended purpose; or (3) that was manufactured by CFM to Customer’s unique

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specifications or directions. In such cases, CFM assumes no liability whatsoever for patent or copyright infringement, and Customer shall indemnify, defend and hold CFM harmless from and against any claim or liability, including costs and expense in defending any such claim or liability in respect thereto.
THE FOREGOING SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REMEDY OF CUSTOMER AND THE SOLE LIABILITY OF CFM FOR PATENT OR COPYRIGHT INFRINGEMENT BY ANY MATERIAL OR PROCESS AND IS SUBJECT TO THE LIMITATION OF LIABILITY SET FORTH IN ARTICLE 12 “LIMITATION OF LIABILITY” THE PATENT WARRANTY OBLIGATIONS RECITED ABOVE ARE IN LIEU OF ALL OTHER PATENT WARRANTIES WHATSOEVER, WHETHER ORAL, WRITTEN, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).
ARTICLE 10 - DATA

A.
All Data is proprietary to and shall remain the property of CFM, GE or SNECMA, as the case may be. All Data is provided to or disclosed to Customer in confidence, and subject to applicable airworthiness regulations, and shall neither (1) be used by Customer or be furnished by Customer to any other person, firm or corporation for the design or manufacture or repair of any products, articles, compositions of matter, or processes, or be used to train third parties nor (2) be permitted out of Customer’s possession, or divulged to any other person, firm or corporation, nor (3) be used in the creation, manufacture, development, or derivation of any repairs, modifications, spare parts, designs or configuration changes, or to obtain Airworthiness Authority or any other government or regulatory approval of any of the foregoing, nor (4) give Customer a license under any patents or rights owned or controlled by CFM, GE or SNECMA, as the case may be. Data shall not be used for the maintenance, repair, or assessment of continued airworthiness of any products not supplied or covered under this Agreement. If CFM’s written consent is given for reproduction in whole or in part, any existing notice or legend shall appear in any such reproduction. Nothing in this Agreement shall preclude Customer from using such Data for the modification, overhaul, repair, or maintenance work performed by Customer or Customer’s-designated third-party repairer on CFM Products purchased by Customer.

B.
Customer shall establish, maintain and follow a CFM approved Data control plan (“Data Control Plan”) for ensuring that CFM proprietary technical Data is used solely for purposes authorized by this Agreement. CFM designated third parties and CFM technical support persons shall have the right to inspect and audit, during company business hours which will not unreasonably disrupt Customer’s business, Customer's Data Control Plan as well as the right to audit Customer’s facilities for compliance with the Data Control Plan. CFM shall have the right to reject or require reasonable correction of any work or procedures, which do not comply with the Data Control Plan.  All living, salary and travel expenses of CFM's personnel for visits under this Article shall be borne by CFM.

C.	CFM warrants that it either owns or will secure the right for Customer to use, as set forth in this Paragraph, software delivered as part of an Engine by CFM to Customer under this

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Agreement. CFM agrees to provide to Customer, as part of the delivered Engines, a copy of all software, in machine readable (object code) format, necessary solely for the operation of Engines provided under this Agreement. CFM will provide to Customer and Customer agrees to accept and execute all necessary license agreements, if any, that are required to memorialize such rights to use such software. Customer agrees that it shall have no rights to sublicense, decompile or modify any software provided by CFM without the prior express written consent of the owner of such software. Customer shall be solely responsible for negotiating any licenses necessary to secure for Customer any additional rights in any software.

D.
Customer shall provide CFM with access to continuous data generated by the Electronic Engine Control (EEC) or by any device providing similar data, related to engine parameters (the “Continuous Engine Operational Data” or “CEOD”).

At least thirty (30) calendar days prior to Customer’s first Engine delivery, Customer and CFM shall agree on the amount and transfer method of recorded CEOD to be downloaded in order to be representative of Customer operations with the common goal of improving Aircraft operations. This initial amount may be further modified to be representative of future Customer operations and CFM program needs.
Notwithstanding the preceding paragraph, for the period of […***…] following the start of flight operations for each Aircraft that enters the fleet, starting with the first Engine of each model in operation, Customer shall exert its reasonable efforts to download and transfer to CFM one hundred percent (100%) of CEOD for each installed Engine.
For the period after […***…] of operation of each Aircraft, Customer shall make its reasonable efforts to download and timely send to CFM the percentage of CEOD representative of Customer flight operations determined above, provided however that in case of operational events, squawks or alerts, Customer shall exert its reasonable efforts to download recorded CEOD for both Engines of the affected Aircraft within twenty-four (24) hours following such event and promptly transfer to CFM such recorded CEOD.
CFM agrees to protect CEOD from unauthorized use or unauthorized or accidental disclosure. Any CEOD may be used by CFM, its parent companies and their affiliates, for 1) technical fleet and engine analysis, and/or 2) development of and improvements to CFM products and services, provided that CFM parent companies and their affiliates are subject to the same confidentially obligations as CFM. Notwithstanding any provision to the contrary, it is expressly understood and agreed that any Derivative Data generated by CFM is and will remain the property of CFM. CFM will not provide Customer identification of Derivative Data to any third party.

E.
The existence and the content of the Agreement are confidential and shall not be disclosed by Customer or CFM to any third person, firm or corporation, without the prior written consent of the other Party, which consent shall not be unreasonably withheld; except (i) that Customer’s consent shall not be required for disclosure by CFM of this Agreement and related data given by Customer to CFM, to an Engine program participant, joint venture participant, engineering service provider or consultant to CFM, all of whom must, likewise, agree to be bound by confidentiality obligaitons as least as strict as set forth in this Agreement, so as to enable CFM to perform its obligations under this Agreement or to build the Engine or to provide

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informational data; (ii) to the extent required by Government agencies (including, without limitation, by the Securities and Exchange Commission and filings required under its rules and regulations), by law, or to enforce this Agreement; and (iii) to the extent necessary for disclosure to the Parties’ respective insurers, accountants or other professional advisors who must likewise agree to be bound by confidentiality obligations at least as strict as ones contained in the present Article. In the event (i) or (iii) occur, suitable restrictive legends limiting further disclosure shall be applied. In the event the Agreement, or other CFM Data is required to be disclosed or filed by government agencies by law, or by court order, Customer shall notify CFM at least ten (10) calendar days in advance of such disclosure or filing, shall cooperate fully with CFM in seeking confidential treatment of sensitive terms of the Agreement or such Data, and shall restrict such disclosure to the strictly necessary as counsel to Customer shall determine after consultation with counsel to CFM.

F.	Except otherwise agreed between the Parties, nothing contained in this Agreement will convey to Customer the right to use CFM trademarks.
ARTICLE 11 - TERMINATION FOR INSOLVENCY

A.
Upon the commencement of any bankruptcy or reorganization proceeding by or against either Party hereto (the "Defaulting Party"), the other Party (not in default) hereto may, upon written notice to the Defaulting Party, cease to perform any and all of its obligations under this Agreement and the purchase orders hereunder (including, without limitation, continuing work in progress and making deliveries or progress payments or down payments), unless the Defaulting Party shall provide adequate assurance, in the opinion of the other Party hereto, that the Defaulting Party will continue to perform all of its obligations under this Agreement and the purchase orders hereunder in accordance with the terms hereof, and will promptly compensate the other Party hereto for any actual pecuniary loss resulting from the Defaulting Party being unable to perform in full its obligations hereunder and under the purchase orders. If the Defaulting Party or the trustee thereof shall fail to provide prompt adequate assurance, upon notice to the Defaulting Party, this Agreement and all purchase orders hereunder may be terminated It is understood that if CFM is the Defaulting Party, it shall not be entitled to void or terminate performance under existing warranties.

B.
Either Party at its option may terminate this Agreement or any purchase order hereunder with respect to any or all of the Products to be furnished hereunder which are undelivered or not furnished on the effective date of such termination by giving the other Party written notice, as hereinafter provided, at any time after a receiver of the other's assets is appointed on account of insolvency, or the other makes a general assignment for the benefit of its creditors and such appointment of a receiver shall remain in force un-dismissed, un-vacated or un-stayed for a period of sixty (60) calendar days thereafter. Such notice of termination shall be given thirty (30) calendar days prior to the effective date of termination, except that, in the case of a voluntary general assignment for the benefit of creditors, such notice need not precede the effective date of termination.

ARTICLE 12 - LIMITATION OF LIABILITY

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The liability of CFM to Customer arising out of, connected with, or resulting from the manufacture, design, sale, possession, use or handling of any Product and/or Engines installed on i) Customer’s owned or leased aircraft as original equipment, or ii) CFM56 engines obtained, acquired, leased or operated before or after the execution of the Agreement, and/or furnishing of services under this Agreement, whether in contract, tort (including, without limitation, negligence, but excluding willful misconduct or gross negligence of CFM, its subcontractors, representatives and agents and any affiliate thereof, and excluding any Customer claims and other indemnification provisions under this Agreement, which are governed by their respective terms) or otherwise, shall be as set forth in this Agreement or in Exhibit A or B or in the applicable Letter Agreements to the Agreement and shall not in any event exceed the purchase price (or in the absence of a purchase price, the fair market value) of the installed Engine, Product or service giving rise to Customer’s claim. The foregoing shall constitute the sole remedy of Customer and the sole liability of CFM.
In no event, under the foregoing, shall CFM be liable for incidental, punitive, special, indirect or consequential damages, including but not limited to, damage to, or loss of use, revenue or profit with respect to any aircraft, engine, or part thereof.
THE LIABILITIES, WARRANTIES AND GUARANTEES SET FORTH IN THIS AGREEMENT OR IN EXHIBIT A OR B AND ANY APPLICABLE LETTER AGREEMENTS ARE EXCLUSIVE AND IN LIEU OF ALL OTHER LIABILITIES, WARRANTIES AND GUARANTEES WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).
For the purpose of this Article, the term “CFM” shall be deemed to include CFM, GE, SNECMA, and CFM’s subsidiaries and/or affiliates, assigns, subcontractors, suppliers, and the respective directors, officers, employees, and agents of each.
ARTICLE 13 - GOVERNMENT AUTHORIZATION, EXPORT SHIPMENT

A.
Customer shall comply with all applicable laws and regulations, including (but not limited to) export laws and regulations of the United States (U.S.) Customer will not, without the appropriate governmental authority, in any form export or re-export, sell or resell, ship or reship, or divert, through direct or indirect means, any item or technical data or direct or indirect products sold or otherwise furnished to any person within any territory for which the relevant government, or any agency thereof, at the time of such action requires an export license or other governmental approval.

B.
Customer understands that certain items or technical data are subject to certain export controls laws and regulations and agrees to not supply the Products, installed Engines and/or any parts or components or technical data thereof (a) for any end-use or end-user that is prohibited under the applicable export controls laws and regulations of the US, nor (b) to any party that is designated by the U.S. government as a Specially Designated National or Blocked Person (“SDN”), to any party owned or controlled by an SDN, or to any other party subject to restrictions under US trade sanctions administered by the U.S. Office of Foreign Assets Control and/or to any party subject to sanctions and/or trade and financial restrictions under E.U. regulations, if

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applicable. Notwithstanding the above, Products and technologies and Data supplied under this Agreement will not be used by Customer for military purposes or for proliferation of nuclear, biological, and/or chemical weaponry.

C.
Customer shall be responsible for obtaining any required authorization such as export license, import license, exchange permit or any other required governmental authorization and shall be responsible for complying with U.S. law, and if applicable, EU law with respect thereto. CFM shall not be liable if any authorization is delayed, denied, revoked, restricted or not renewed and Customer shall not be relieved of its obligation to pay CFM. CFM shall assist Customer in obtaining required all authorizations.

D.
Customer undertakes to implement all necessary security measures to prevent the transfer, by any means whatsoever, of information provided by CFM and identified as being subject to applicable laws and regulations on export control to any person not authorized to access such information, by dispensation or by an export license granted by the competent government authorities.

E.
Notwithstanding any other provision, the Parties agree that any violation of the present article shall constitute a material breach of this Agreement that would entitle CFM to immediately suspend or terminate the Agreement (and the related purchase order) without any indemnity and/or liability whatsoever.

F.
Moreover, for the avoidance of doubt, if any delivery under this Agreement is intended to be exported out of the United States by Customer, the Customer agrees that the relevant export(s) shall be treated as a routed transaction pursuant to 15 CFR 748.3(b) and 15 CFR 30.3(e).

(i)
Export License Determination. Customer agrees that all provisions of the US EAR, including the end-use and end-user controls found in part 744 of the EAR, and the General Prohibitions found in part 736 of the EAR, apply to this routed export transaction. The Customer (or Customer’s designated agent) shall be the exporter and must determine licensing authority (License, License Exception, or NLR), and obtain the appropriate license or other authorization. Customer shall be responsible for obtaining any required licenses or any other required governmental authorization and shall be responsible for complying with all US and foreign government licensing requirements. Customer shall restrict disclosure of all information and Data furnished in connection with such authorization and shall ship the subject matter of the authorization to only those destinations that are authorized by the US Government.

(ii) Export Reporting. Pursuant to 15 CFR 30.3(e), Customer hereby authorizes CFM, upon request of CFM, (or CFM’s designated agent) to file all required Electronic Export Information (EEI) reports via the U.S. Automated Export System (i.e. "AES records") prior to export from the US. CFM (or CFM’s designated agent) shall retain documentation to support the EEI filed and provide documentation to Customer upon request.
All rights to drawback on customs duties paid by CFM with respect to Products and installed Engines (and/or material or components thereof), belong to and shall remain in CFM. If Customer arranges for export shipment, Customer agrees to furnish without charge evidence of

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exportation or other evidence of tax or duty exemption acceptable to the taxing or customs authorities when requested by CFM.
ARTICLE 14 – PERSONAL DATA PROTECTION

A.
“Personal Data” is any information relating to an identified or identifiable natural person or to any legal entity if such legal entity is subject to data protection legislation in their country of incorporation (“Data Subject”).

B.
Customer and CFM each agree that any Personal Data obtained from the other Party will be deemed “Data” of the other Party as defined in this Agreement whether or not the Personal Data is publicly available, and such Personal Data shall not be used for any other purpose than the performance of the Agreement. However, subject to the preceding, Customer authorizes CFM to share such Personal Data with its affiliates and parent companies.

C.
Customer and CFM each represent that in providing Personal Data to one another they will comply with all applicable laws and regulations, including but not limited to providing notices to or obtaining consents from the Data Subjects when required.

D.
Steps shall be taken to implement and maintain physical, technical and organizational measures to ensure the security and confidentiality of Personal Data in order to prevent accidental, unauthorized or unlawful access, use, modification, disclosure, loss or destruction of Personal Data. The security measures taken shall be in compliance with applicable data protection laws and shall be adapted to the risks represented by the processing and the nature of the personal data to be collected and/or stored.

ARTICLE 15 - NOTICES
All notices required or permitted hereunder shall be in writing, in the English language and shall be delivered personally, by courier service, or by confirmed-recipient receipte-mail to the respective Parties to the addresses indicated below, which may be changed by written notice:
(a)    in the case of a notice to Customer:

Sunrise Asset Management, LLC
1201 N Town Center Drive
Las Vegas, NV 89144
Attention:    ____________
Email:        FleetTransactions@AllegiantAir.com

(b)    in the case of a notice to CFM:

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CFM International, Inc.
One Neumann Way, M.D. Cincinnati, Ohio 45215-1988 USA Attn: Customer Support Manager Telepnone Number +1-513-243-2000

Effect of Notices:
Notices will be effective and will be deemed to have been given to (or “received by”) the recipient: (A) upon delivery with acknowledgement of receipt, if delivered personally and sent by courier; or (B) upon delivery with acknowledgement of receipt and reading, if sent by e-mail.
ARTICLE 16 – DEFAULT
Customer’s breach of Customer’s payment obligations under this Agreement or other agreements for Engines, Spare Engines or engine overhaul services with GE or CFM, or services, including without limitation the failure to provide or maintain acceptable Securities as and when required by CFM in the conditions set forth in the Agreement and in particular its Exhibit C (after taking into account any applicable grace period), and which payment breach by Customer amounts to, individually, or in the aggregate, greater than […***…], will, if not cured within […***…] following the receipt by Customer of a written notice, and at CFM’s option, be a material breach of this Agreement or other agreements for Engines, Spare Engines or engine overhaul services with GE or CFM, or services.  In such an event, CFM may at its option and without any indemnity and/or liability whatsoever: (A) suspend performance under this Agreement, and any or all of the other agreements and contracts (including purchase orders) until a reasonable time after all defaults have been cured; (B) terminate this Agreement and any or all other such agreements and contracts (including purchase orders); and/or (C) pursue any other remedy with respect to this Agreement or the other agreements and contracts which the law permits.
ARTICLE 17 - MISCELLANEOUS

A.
Assignment of Agreement. This Agreement, any related purchase order or any rights or obligations hereunder may not be assigned without the prior written consent of the other Party, except (i) that Customer’s consent will not be required for an assignment by CFM to one of CFM’s affiliates, and (ii) Customer shall be entited to (A) grant a security interest in, and provide a security assignment of, Customer’s rights under the warranties set forth in Exhibit A, in such form and having such content (including the requirement that upon enforcement of such security assignment, such assignee enter into a general terms agreement with CFM) as is customarily agreed by CFM upon the financing of the acquisition by Customer of any Product hereunder, and (B) obtain the cooperation and assistance of CFM in securing rights of any lessee of Customer pursuant to a general terms agreement with CFM if Customer leases any Products. In the event of any such substitution under (i), Customer will be so advised in writing. Any

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assignment in contradiction of this clause will be considered null and void. Notwithstanding, CFM may assign any of its accounts receivable not in dispute under this Agreement to any party without Customer’s consent, but Customer shall receive notice thereof.

B.
Exclusivity of Agreement. Except as otherwise expressly provided to the contrary, the rights herein granted and this Agreement are for the benefit of the Parties hereto and are not for the benefit of any third person, firm or corporation, except as expressly provided herein with respect to GE and SNECMA, and nothing herein contained shall be construed to create any rights in any third parties under, as the result of, or in connection with this Agreement.

C.
Governing Law and Waiver of Immunity. The Agreement will be interpreted and applied in accordance with the substantive laws of the State of New York, U.S.A. without giving effect to its choice of law or conflict of law provisions, rules or procedures (except to the extent that the validity, perfection or creation of any lien or security interest hereunder and the exercise of rights or remedies with respect of such lien or security for  particular items of equipment are governed by the laws of jurisdiction other than New York) and excluding the UN Convention on Contracts for the International Sale of Goods. To the extent that Customer or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, from set-off or counterclaim, from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution, or from execution prior to judgment, or other legal process in any jurisdiction, Customer for itself and its property does hereby regularly, irrevocably and unconditionally waives the application of such immunity and particularly, the U.S. Foreign Sovereign Immunities Act, 28 U.S.C. 1602, et. seq., and agrees not to plead or claim, any such immunity with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement or the subject matter hereof. Such agreement shall be irrevocable and not subject to withdrawal in any and all jurisdictions.

D.
Entire Agreement; Modification. This Agreement and any Letter Agreements making reference hereto, contains the entire and only agreement between the Parties, and it supersedes all pre-existing agreements between such Parties, respecting the subject matter hereof; and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either Party. No modification or termination of this Agreement or any of the provisions herein contained shall be binding upon the Party against whom enforcement of such modification or termination is sought, unless it is made in writing and signed on behalf of CFM and Customer by duly authorized executives.

E.
Duration of Agreement This Agreement shall remain in full force and effect until (i) Customer no longer operates […***…], or (ii) […***…] are in commercial service worldwide, or (iii) the occurrence of a material breach of the obligations set forth in this Agreement that remains uncured after a period of thirty (30) calendar days following the receipt by the faulting Party of the termination notice; or (iv) this Agreement is terminated in accordance with the terms and conditions of this Agreement, or (v) mutual consent of the Parties to terminate this Agreement, whichever occurs first. Nothing herein shall affect the rights and obligations and limitations set forth in this Agreement as to Products ordered for delivery and work performed prior to termination of this Agreement.

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F.
Survival of Certain Clauses. The rights and obligations of the Parties under the following Articles and related Exhibits shall survive the expiration, termination, completion or cancellation of this Agreement:

Payment for Products
Taxes and Duties
Patents
Data
Limitation of Liability
Governmental Authorization, Export Shipment
Miscellaneous

G.	Language. This Agreement, orders, Data, notices, shipping invoices, correspondence and other writings furnished hereunder shall be in the English language.

H.
Severability. The invalidity or un-enforceability of any part of this Agreement, or the invalidity of its application to a specific situation or circumstance, shall not affect the validity of the remainder of this Agreement, or its application to other situations or circumstances. In addition, if a part of this Agreement becomes invalid, the Parties will endeavor in good faith to reach agreement on a replacement provision that will reflect, as nearly as possible, the intent of the original provision.

I.
Waiver. The waiver by any Party of any provision, condition, or requirement of this Agreement, shall not constitute a waiver of any subsequent obligation to comply with such provision, condition, or requirement.

J.
Dispute Resolution. All disputes arising out of or in connection with the present Agreement shall be fully and finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The Emergency Arbitrator Provisions shall not apply. The place and seat of arbitration and hearings shall be […***…]. The arbitration shall be in English and the opinion shall be rendered in English. The arbitration award shall be final and binding by any Party in any court of competent jurisdiction, and shall waive any claim appeal whatsoever against it. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement. All statements made or materials produced in connection with this dispute resolution process and arbitration are confidential and will not be disclosed to any third party except as required by law or subpoena or as may be necessary to enforce any arbitration award. The Parties intend that the dispute resolution process set forth in this Article will be their exclusive remedy for any dispute arising under or relating to this Agreement or its subject matter. Without inconsistency with this Article, either Party may at any time seeks from a court of competent jurisdiction any equitable, interim or provisional relief to avoid irreparable damage.

K.	Electronic Transactions.

(i)	CFM may grant Customer access to and use of the Customer Web Center (“CWC”) and/or other CFM Web sites (collectively, “CFM Sites”). Customer agrees that such access

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and use shall be governed by the applicable CFM Site Terms and Conditions, provided, however, that in the event of a conflict with the provisions of this Agreement, this Agreement shall govern. The access to the CFM Sites is subject to Customer undertaking to strictly respect the terms and conditions of the Exhibit D. Moreover, Customer acknowledges that the access to the CFM Sites of its designated users will be subject to the acceptance by each of them of these terms and conditions.

(ii)
CFM may permit Customer to place purchase orders for certain Products on the CFM Sites by various electronic methods (“Electronic POs”). The Parties agree that such Electronic POs a) constitute legally valid, binding agreements; b) have the same force and effect as purchase orders placed in paper format signed by Customer in ink; and c) are subject to the terms and conditions hereof.

(iii)
CFM may permit Customer to access certain technical Data through the CWC, including, but not limited to CFM technical publications under the terms and conditions of this Agreement. Customer shall be responsible for contacting its Airworthiness Authority representative or the relevant local airworthiness authority for guidelines on the use of such electronic technical data.

(iv) Customer represents and warrants that any employee or representative who places Electronic POs or accesses Data through the CWC is authorized by Customer to do so and has obtained a login name(s) and password(s) through the CFM Site registration process. CFM shall be entitled to rely on the validity of a login name or password unless notified otherwise in writing by Customer.

L.
Counterparts. This Agreement may be signed by the Parties in separate counterparts, and any single counterpart or set of counterparts, when signed and delivered to the other Parties shall together constitute one and the same document and be an original Agreement for all purposes.

M. General Rules of Agreement Interpretation.  Article and paragraph headings contained in this Agreement are inserted for convenience of reference only and do not limit, affect or restrict in any way the meaning and the interpretation of this Agreement.  Words used in the singular shall have a comparable meaning when used in the plural and vice versa, unless the contrary intention appears. Words such as “hereunder”, “hereof” and “herein” and other words beginning with “here” refer to the whole of this Agreement, including amendments.  References to Articles, Sections, Paragraphs or Exhibits will refer to the specified Article, Section, Paragraph or Exhibit of this Agreement unless otherwise specified

N.
Customer Activities. Provisions contained in the Agreement (as amended from time to time, and including Letter Agreements) are exclusively applicable in support of Customer’s Activities, to the exclusion of any other activities and/or uses. In case Customer chooses to purchase Products or services for other activities, specific terms and conditions applicable to such other activities shall be defined under a separate agreement.

O.
Further Assurances. Customer and CFM shall, take all steps as are required or available by law and/or international conventions (including the Convention on International Interests in Mobile Equipment signed in Cape Town, South Africa, on November 16, 2001, and its protocol on Matters specific to Aircraft Equipment, if enforceable in the state of incorporation of

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Customer) or by practice, custom or understanding or as CFM or Customer may reasonably request, to ensure that the Agreement is valid and enforceable in the jurisdiction of the Customer and CFM, and to protect, preserve, maintain and perfect to the fullest extent possible in accordance with applicable laws, the rights, title and interests of the Parties , including in any other jurisdiction in or over which the CFM asset may be operated at any time when under the possession of the Customer and over any sale of any Product. Each Party shall bear its respective costs to comply herewith.
[…***…]

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IN WITNESS WHEREOF, the Parties hereto, by their duly authorized officers, entered into and executed this Agreement to be effective as of the Effective Date.

Allegiant Air, LLC.	CFM INTERNATIONAL, INC.
/s/	/s/
Signature	Signature

Printed Name	Printed Name

Title	Title

Sunrise Asset Management, LLC.
/s/
Signature

Printed Name

Title

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EXHIBIT A
CFM56 ENGINE WARRANTY PLAN
SECTION I - WARRANTIES

A.	New Engine Warranty
1.    CFM warrants each new Engine and Module against Failure for the initial […***…] Engine Flight Hours (“EFH”) as follows:
a.    Parts Credit Allowance will be granted for any Failed Parts.
b.    Labor Allowance for disassembly, reassembly, test and Parts Repair of any new Engine part will be granted for replacement of Failed Parts.
c.    Such Parts Credit Allowance and Labor Allowance will be: […***…]
2.    As an alternative to the above allowances, CFM shall upon request of Customer:
a.    Arrange to have Failed Engines and Modules repaired per the terms of Paragraph 1 above, at a facility designated by CFM.

B.	New Parts Warranty
In addition to the warranty granted for new Engines and Modules, CFM warrants Parts as follows:
1.    During the first […***…] for such Parts CFM will grant […***…] Parts Credit Allowance or Labor Allowance for repair labor for Failed Parts.
2.    CFM will grant […***…] at the applicable hours designated in the applicable Engine Parts Table 1 set forth in Attachment I to this Exhibit A1.

C.	Ultimate Life Warranty
1.    CFM warrants Ultimate Life limits on the following Critical Parts:

a.	Fan Disk and Compressor Disks,

b.	Booster and Compressor Spools,

c.	Fan and Compressor Shafts,

d.	Compressor Discharge Pressure Seal (CDP),

e.	HPT Front and Rear Shaft,

f.	HPT Disk,

g.	HPT Front Air Seal,

h.	LPT Shaft,

i.	LPT Conical Support,

j.	LPT Disk.

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2.    CFM will […***…]. Credit will be granted only when such Parts are permanently removed from service by a CFM and/or Airworthiness Authority imposed Ultimate Life Limitation of less than […***…]. Credit will not be granted under this Ultimate Life Warranty for any individual Failure or other cause not related to the total usage capability of all such Parts in Customer service.

D.	Campaign Change Warranty
1.    A campaign change will be declared by CFM when a new Part design introduction, Part modification, Part Inspection, or premature replacement of an Engine or Module is required by a time compliance CFM Service Bulletin implementing an Airworthiness Directive. CFM will grant the following Parts Credit Allowances:
(i)    […***…] for Parts in inventory or removed from service when new […***…]
(ii)    […***…] for Parts in inventory or removed from service with over […***…], regardless of warranty status.
2.    Labor Allowance - CFM will grant […***…] Labor Allowance for disassembly, reassembly, modification, testing, or inspection of CFM-supplied Engines, Modules or Parts therefor when such action is required to comply with a mandatory time compliance CFM Service Bulletin implementing an Airworthiness Directive. A Labor Allowance will be granted by CFM for other CFM issued Service Bulletins if so specified in such Service Bulletins.
3.    Life controlled Parts which are set forth in the Ultimate Life Warranty and which are retired by Ultimate Life limits imposed by an Airworthiness Directive, are excluded from Campaign Change Warranty.

E.	Warranty Pass-On
If requested by Customer and consented to by CFM in writing, which consent will not be unreasonably withheld, CFM will permit assignment of the warranty support for Engines sold or leased by Customer to commercial airline operators, or to other lessor leasing to commercial airline operators. Such warranty support will be limited to Engines or Parts which were purchased under this Agreement or to initially installed Engines purchased by Customer from the Aircraft manufacturer and apply to the unexpired portion of the New Engine Warranty, New Parts Warranty, Ultimate Life Warranty, and Campaign Change Warranty (collectively, the “Engine Warranties”), and will require such operator(s) to agree in writing to be bound by and comply with all the terms and conditions, including the limitations, applicable to the Engine Warranties as set forth in this Agreement.

F.	Vendor Back-Up Warranty
1.    CFM controls and accessories vendors provide a warranty on their products used on CFM Engines. This warranty applies to controls and accessories sold to CFM for delivery on installed or Spare Engines and controls and accessories sold by the vendor to Customer on a direct purchase basis. In the event the controls and accessories suffer a failure during the

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vendor’s warranty period, Customer will submit a claim directly to the vendor in accordance with the terms and conditions of the vendor’s warranty.
2.    In the event a controls and accessories vendor fails to provide a warranty at least as favorable as the CFM New Engine Warranty (for complete controls and accessories) or New Parts Warranty (for components thereof), or if provided, rejects a proper claim from Customer, CFM will intercede on behalf of Customer to resolve the claim with the vendor. […***…]. Settlements under Vendor Back-Up Warranty will exclude credits for resultant damage to or from controls and accessories procured directly by Customer from vendors.

G.	Vendor Interface Warranty
Should any CFM control or accessory, for which CFM is responsible, develop a problem due to its environment or interface with other controls and accessories or with an Engine, Module or equipment supplied by the Aircraft manufacturer, CFM will be responsible for initiating corrective action. […***…].

H.
THE WARRANTIES SET FORTH HEREIN ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).

SECTION II - GENERAL CONDITIONS

A.
Customer will maintain adequate operational and maintenance records pertaining to the Engines and, upon advance notice and not more than 2 times per calendar year, make these available for CFM inspection, at CFM’s cost and expense; provided that such inspection does not interfere with Customer’s operations.

B.
CFM will deny a claim under any of the Warranty provisions, and the Warranty provisions will not apply if that such claim resulted from the subject Engine, Module or any Parts thereof (excluding in each such following instance, if CFM or one of its approved facilities, subsidiaries, assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers, employees, and agents of each, committed such act referred to in the following):

•	Not being properly installed or maintained; or

•	Being operated contrary to applicable CFM recommendations as contained in its manuals, CFM Service Bulletins, or other written instructions; or

•	Being repaired or altered in such a way as to impair its safety of operation or efficiency; or

•	Being subjected to misuse, neglect or accident; or

•	Being subjected to Foreign Object Damage; or

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•	Being subjected to any other defect or cause (whether sole or contributory) not within the control of CFM;

•	Not incorporating all Service Bulletins in accordance with the instructions (including timing for incorporation) therein related to the cause or failure;

•	Has not been sold originally by CFM in support of Customer’s Activities or has not been operated and/or used exclusively for Customer’s Activities; or

•
Being maintained and/or operated with parts and repairs not approved by CFM, which includes, but is not limited to, any Parts and/or Modules that may be impacted by Critical Influencing parts not approved by CFM or Critical Influencing parts repaired by processes not approved by CFM, and such parts and repairs are related to the cause or failure.

C.
The express provisions herein set forth the maximum liability of CFM with respect to claims of any kind under this Exhibit A1, including, without limitation, negligence arising out of the manufacture, sale, servicing, possession, use or handling of the Products or Parts thereof or therefor, and in no case shall CFM’s liability to Customer exceed the purchase price (or in the absence of a purchase price, the fair market value) of the installed Engine, Product or service giving rise to Customer’s claim. In no event shall CFM be liable for incidental, special, punitive or consequential damages. For the purpose of this Section II, the term “CFM” shall be deemed to include CFM, GE, SNECMA, and CFM’s subsidiaries, assigns, subcontractors, suppliers, Product co-producers, and the respective directors, officers, employees, and agents of each. If Customer uses non- CFM-approved Parts, non-CFM Parts, or non- CFM-approved repairs and/or non-CFM published repairs and such parts or repairs cause personal injury, death or property damage to third parties, Customer shall indemnify and hold harmless CFM from all claims and liabilities connected therewith. This indemnification shall survive termination of this Agreement.

D.
Customer shall advise CFM of any Failure within […***…] after the discovery of such Failure. Any Part for which a Parts Credit Allowance is requested by Customer shall be returned to CFM upon specific request by CFM and must be accompanied by sufficient information to identify the Part and the reason for its return. CFM will act with reasonable timeliness in evaluating and responding to warranty claims. In such event, upon return to CFM, issuance of Parts Credit Allowance and/or replacement by CFM, such returned Part shall become the property of CFM unless CFM directs otherwise. […***…].

E.
The warranty applicable to a replacement Part provided under the terms of the New Engine Warranty or New Parts Warranty shall be the same as the warranty on the original Part. The unexpired portion of the applicable warranty will apply to Parts repaired under the terms of such warranty.

F.
Customer will give its reasonable cooperation to CFM in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs provided that there is minimal disruption and cost to Customer.

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G.
If compensation becomes available to Customer under more than one warranty or other Engine program consideration, Customer will not receive duplicate compensation but will receive the compensation most beneficial to Customer under a single warranty or other program consideration.

H.	Any repair which is performed without the prior authorization of CFM will not be covered by the applicable warranty.

I.	[…***…]

J.
Except as provided in the Warranty Pass-On provisions in sub-section A, of Section II hereof, the provisions of Exhibit A apply only to the original owner of the Engines, whether such Engines are procured from CFM as a new Spare Engine or supplied by the Aircraft manufacturer installed on a new Aircraft.

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ATTACHMENT I to Exhibit A
TABLE 1 CFM56 WARRANTY PARTS LIST*

ENGINE FLIGHT HOURS
2000	3000	4000	6000	8000	12000
Fan Rotor/Booster […***…] […***…] […***…] […***…] […***…] […***…]
Blades
Disk, Drum
Spinner
Fan Frame
Casing
Hub & Struts
Fairings
Splitter (Mid Ring)
Vanes	]
#1 & #2 Bearing Support
Bearings
Shaft
Support (Case)
Inlet Gearbox & #3 Bearing
Bearings
Gear
Case
Compressor Rotor
Blades
Disk & Drums
Shaft
Compressor Stator
Casing
Shrouds
Vanes
Variable Stator Actuating Rings
Combustor Diffuser Nozzle (CDN)
Casings
Combustor Liners
Fuel Atomizer
HPT Nozzle
HPT Nozzle Support
HPT Shroud
HPT Rotor
Blades
Disks
Shafts

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Retaining Ring
LP Turbine […***…] […***…] […***…] […***…] […***…] […***…]
Casing
Vane Assemblies
Interstage Seals
Shrouds
Disks
Shaft
Bearings
Blades
Turbine Frame
Casing & Struts
Hub
Sump
Accessory & Transfer Gearboxes
Case
Shafts
Gears
Bearings
Air-Oil Seals
Controls & Accessories
Engine
Condition Monitoring Equipment

* Warranty Parts List may change

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EXHIBIT B
ENGINE PRODUCT SUPPORT PLAN

SECTION I -	SPARE PARTS PROVISIONING

A.	Provisioning Data
In connection with Customer’s initial provisioning of spare Parts, CFM shall furnish Customer with data in accordance with ATA Specification 2200 using a revision mutually agreed to in writing by CFM and Customer.

B.	Return Of Parts
Customer shall have the right to return to CFM, at CFM’s expense, any new or unused Part (i) which has been shipped in excess of the quantity ordered (except as adjusted per standard CFM unit pack quantity), or (ii) which is not the part number ordered, or (iii) which is in a discrepant condition except for damage occurring in transit from CFM to Customer.

C.	Parts Buy-Back
Within the […***…] after delivery of the first Aircraft to Customer, CFM will agree (i) to repurchase at the invoiced price, any initially provisioned spare Parts purchased from CFM that CFM recommended that Customer purchase, in the event Customer finds such Parts to be surplus to Customer’s needs; or (ii) to exchange with Customer the equivalent value thereof in Spare Parts credits. Such Parts must be new and unused, in original CFM packaging, and shall meet CFM inspection requirements. Parts that become surplus to Customer’s needs by reason of Customer’s decision to upgrade or dispose of Products are excluded from this provision. Customer will deliver such Parts DDP (Incoterms 2010, whereby Customer acts as “Seller” and CFM as “Buyer”), to CFM’s facility in the United States, and CFM shall reimburse Customer the reasonable shipping costs incurred for the returned Parts.

D.	Parts of Modified Design
1.    CFM shall have the right to make modifications to design or changes in the spare Parts sold to Customer hereunder.
2.    CFM will from time to time inform Customer in accordance with the means set forth in ATA Specification 2200, when such spare Parts of modified design become available for shipment hereunder.
3.    Spare Parts of the modified design will be supplied unless Customer advises CFM in writing of its contrary desire within ninety (90) calendar days of the issuance of the Service Bulletin specifying the change to the modified Parts. In such event, Customer may negotiate for the continued supply of spare Parts of the pre-modified design at a rate of delivery and price to be agreed upon.

E.	Spare Parts Availability

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1.    CFM will maintain a stock of spare Parts to cover Customer’s emergency needs. For purposes of this Paragraph, emergency is understood by CFM and Customer to mean the occurrence of any one of the following conditions:
AOG-    Aircraft on Ground
Critical    -    Imminent AOG or Work Stoppage
Expedite-    Less than Normal Lead Time

2.    Customer will order spare Parts according to lead-time but should Customer’s spare Parts requirements arise as a result of an emergency, Customer can draw such spare Parts from CFM’s stock. Additional expedite fees may apply. A 24-hour Customer Response Center is available to Customer for this purpose. If an emergency does exist, CFM will use its best efforts to ship required spare Part(s) within the time period set forth below following receipt of an acceptable purchase order from Customer:
AOG-    […***…]
Critical-    […***…]
Expedite-    […***…]

3.
Customer shall provide CFM, upon request from CFM, with spare Parts provisioning forecasts, once per calendar year, specifying projected requirements to cover at least the following twelve (12) months period. Customer agrees to promptly notify CFM in the event the Customer will not achieve such projected requirements. If Customer does not supply such forecast provisioning then CFM may modify the spare Part lead-time currently defined in the Spare Parts Catalog.

SECTION II -	TECHNICAL PUBLICATIONS AND DATA
If Customer purchases new Aircraft equipped with Engines, CFM will furnish to Customer, at no charge, technical manuals, including revisions thereof, to Customer. Technical manuals shall be made available by CFM to Customer. All technical manuals provided by CFM shall be in the English language and in accordance with mutually agreed upon provisions of the ATA 2200 Specification.

SECTION III -	TECHNICAL TRAINING

A.	Introduction
If Customer has purchased or leased (if lessor does not provide such training) new Aircraft, CFM shall grant […***…], and subject to availability, the Student Days described in B below for technical training, at CFM’s designated facilities. Details on scope, quantity, materials, and planning shall be as mutually agreed.
If Customer has acquired used Aircraft or has leased used Aircraft, and upon Customer’s written request, CFM will provide a quotation for technical training.

B.	Scope

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If Customer purchases new Aircraft equipped with Engines, the training furnished under this Agreement shall be as follows:

▪	Product – as previously defined in this Agreement.

▪	Quantity – […***…]

▪	Courses – as detailed in CFM training catalog:
          Standard Line Maintenance Training
o   General Familiarization
o   PowerPlant Line & Base Maintenance
o   Borescope Inspection

Student shall be an employee of the Customer, unless written approval received from CFM prior to scheduling the training
The Customer Support Manager, in conjunction with appropriate CFM Training representatives, will be available to conduct a review session with Customer to schedule required training. To assure training availability, such review shall be conducted six (6) to twelve (12) months prior to the delivery date of the first Aircraft.

C.	Training Location
Unless arranged otherwise with CFM concurrence, training shall be provided by CFM in English at one or more of the CFM designated facilities identified in the training catalog.
If an alternate site is desired, CFM will furnish a quotation containing details covering all of the following minimum conditions under items 2 and 3 below) that must be met in order to deliver “equivalent” training at the alternate site, which quotation will be subject to approval and acceptance by Customer prior to implementation:

1.	Customer will be responsible for providing acceptable classroom space and equipment, including engines, special tools, and hand tools required to conduct the training.

2.
Customer will pay CFM’s travel and living charges for each CFM instructor for each calendar day, or fraction thereof, such instructor is away from CFM’s designated facility, including travel time and administrative fees.

3.	Customer will pay for round-trip transportation (economy class) for CFM’s instructors and shipment of training materials between the designated facility and such alternate training site.

D.	Customer Responsibility
During engine maintenance training at any of the CFM designated facilities, Customer shall be responsible for its personnel’s typical expenses such as:

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•	Air and ground transportation expenses

•	Lodging (hotel accommodations)

•	Meals

•	All Medical – physicians, medication, emergencies, etc.

•	Other various and sundry expenses (visits to other businesses, entertainment, etc.).

SECTION IV -	CUSTOMER SUPPORT AND SERVICE

A.	Customer Support Manager
CFM shall make available to Customer, on an as-required basis, a Customer Support Manager located at CFM’s facility to provide and coordinate appropriate liaison between the Customer and CFM’s facility personnel.

B.	Field Support
CFM shall make available to Customer on an as-required basis, field service representation at Customer’s facility. CFM will provide the level of representation required to ensure that CFM is able to expeditiously and accurately deliver Data that is required to resolve technical issues.
CFM will also assist with the introduction of new aircraft/Engines into Customer’s fleet, resolution of unscheduled maintenance actions, product scrap approval, and rapid communication between Customer’s maintenance base and CFM’s factory personnel. […***…]

C.	Fees for Customer Support Manager & Field Services Representative
[…***…]

SECTION V -	ENGINEERING SUPPORT

A.	CFM shall make Product engineering support available on an as-required basis, to Customer, for typical power plant issues:

i.	Engine(s) Shop Manual Clarifications via the CSC

ii.	Technical Inquiry Support via the CSC,

iii.	Special Engineering Investigation with mutual workscope agreement

B.	[…***…]

SECTION VI -	PERFORMANCE TREND MONITORING
CFM will also provide, at no charge, the standard diagnostics services set forth in Exhibit E.

SECTION VII -	GENERAL CONDITIONS - PRODUCT SUPPORT PLAN

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A.
All support provided by CFM above, is provided to Customer exclusively for the line maintenance and aircraft operations (at the exclusion of any maintenance other than line maintenance) by Customer of Customer’s Products provided that such Products are operated in the original Engine configuration, or in an Engine configuration that has been modified in accordance with CFM Engine shop manual. The support and Data provided herein may not be utilized for any other purpose, or assigned or otherwise transferred to any third party, without the written consent of CFM, which consent may be exercised by CFM in its sole discretion. Technical Data and associated support may be provided to Customer for the maintenance and overhaul of Customer’s Engines and Products through a separate license agreement.

B.	intentionally left blank

C.	This Product Support Plan is subject to the provisions the Article titled “Limitation of Liability” of the Agreement to which this Exhibit B is attached.

D.	Customer will cooperate with CFM in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

E.
Except as provided in the Warranty Pass-On provisions in Paragraph E of Exhibit A of the Agreement to which this Exhibit B is attached and without prejudice to used engines operated by Customer and acquired from third parties being subject the the applicable terms hereof, this Product Support Plan applies only to the original purchaser of the Engine except that installed Engines supplied to Customer through the Aircraft manufacturer shall be considered as original Customer purchases covered by this Product Support Plan.

F. Customer hereby requests and agrees that new CFM56 Engines purchased by Customer or installed in Aircraft purchased by Customer will be enrolled in CFM's TRUEngine™ program, at no charge to Customer. Engines purchased or operated by Customer may be eligible for TRUEngine™ benefits subject to the execution of a separate TRUEngine™ Letter Agreement as may be further agreed by the Parties.

i.	The TRUEngine™ program identifies an Engine that the Customer has declared as having been maintained per CFM recommendations as defined in the documents specified in TRUEngine™ Letter Agreement.

ii.	The TRUEngine™ program is granted on an individual engine basis (ESN).

iii.
Under the TRUEngine™ program, upon the occurrence of shop-level maintenance, Customer is required to submit updated engine maintenance documentation per terms of TRUEngine™ Letter Agreement to verify continued engine qualification in the TRUEngine™ program.

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EXHIBIT C
PAYMENT TERMS

A.	Customer shall make payment in United States Dollars and in immediately available funds. Payment will be effective upon receipt thereof.

•	For the Spare Engine, Shipping Stand and Modules:

•
[…***…] months prior to a scheduled delivery date, CFM shall render to Customer an invoice for […***…] of the base price (unescalated) which Customer shall pay within […***…] calendar days of the date of the invoice; and

•	Payment of the balance, including amount for price escalation to the month of scheduled delivery, if any, shall be made upon delivery of each item.

•	[…***…]

•	For special tools and test equipment, payment of the selling price shall be made upon delivery thereof.

•	For spare Parts including Expendable Parts, payment shall be made within […***…] calendar days of CFM’s invoice date.

•	For Engine Thrust Upgrade, payment shall be made upon receipt of CFM’s invoice prior to delivery of related rating plug or increased thrust authorization.

B.	All invoicing and payments (including payment details) hereunder shall be transmitted electronically to CFM’s bank account as notified by CFM on its invoices.

C.	If delivery hereunder is delayed by Customer, payment shall be made based on the delivery schedule set forth in the purchase order as accepted by CFM or the applicable Letter Agreement.

D.
CFM may, by written notice to Customer, establish different payment terms and/or request additional Securities in the event Customer repeatedly fails to make payment according to the terms set forth above.

E.
In the event that the Customer has a bona fide dispute regarding any part or amount contained within an invoice, Customer shall within […***…] calendar days of receipt of the invoice give written notice to CFM of that portion of the invoice in dispute, with their substantiated reasons, together with any supporting documentation. CFM and Customer shall use their respective best endeavors and allocate sufficient resources to settle any part of an invoice disputed by Customer within […***…] calendar days or as soon as possible thereafter. Should the Parties fail to reach resolution of any disputed invoice within such period, the disputed invoice shall be resolved by designating senior managers to resolve the dispute in accordance with Article 16, Paragraph J. On resolution of the dispute, CFM shall credit Customer or Customer shall pay to CFM, as applicable, the disputed portion of the invoice within […***…].

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Customer shall be required to pay the undisputed portion of any invoice in accordance with the payment terms set forth above. Provided that Customer complies with these requirements, no late payment charges, as set forth in paragraph F below, shall be levied on the disputed amount, for the time that such amount is disputed by the Parties.

F.
If Customer fails to pay and/or reimburse any amount payable under this Agreement when due, at CFM first written request and without prejudice to any other rights available to CFM under this Agreement, Customer shall pay, on the Late Payment Interest Payment Date (as defined below), to CFM (by way of liquidated damages and not as a penalty) interest on that amount, from the due date until and including the date of payment in full by Customer to CFM ("Late Payment Interest") based upon actual days elapsed in an assumed year of three hundred and sixty (360) days and twelve months of thirty (30) days each. Late Payment Interest will accrue (at the Late Payment Interest Rate, as defined blow) on a day-to-day basis and will be compounded monthly at the end of each calendar month. For the purpose of this Article, the following definitions apply: "Late Payment Interest Rate" means London Interbank Offer Rate (LIBOR) United States Dollars six (6) months […***…], using the applicable United States Dollars LIBOR rate in effect at the time of computation, but in no event the rate of interest will be greater than the highest rate then permitted under applicable laws. "Late Payment Interest Payment Date" means the 5th (fifth) Day of each calendar month.

G.
CFM shall be entitled, with […***…] days written notice to Customer, to set off any outstanding payment obligation and amounts that are then due and owing from Customer to CFM (which are not subject to a good faith dispute) for Engines, Spare Engines or engine overhaul services with GE or CFM, or services solely in connection with this Agreement, which amount(s), in the aggregate, exceed […***…], against any amount payable by CFM to Customer in connection with this Agreement.

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EXHIBIT D
CONDITIONS OF ACCESS AND USE OF THE CFM CUSTOMER WEB CENTER
In consideration for being given a limited access to the CFM CWC, Customer hereby accepts to comply and respect the following terms and conditions of access and use of the CFM CWC:

1.
The access and use rights of the CWC, hereby provided to the Customer, are limited to the rights granted, by CFM to the Customer, under the Agreement and are exclusively applicable for the CFM configurations. However, at the expiration date of the Agreement, the Customer undertakes not to use the CWC and its Information (hereafter defined) any more.

2.
The Customer hereby acknowledges an obligation to comply with the restrictions on access, use and transmittal of information, data, patent and software (which includes, but is not limited to, information, data, patent and software which is proprietary to CFM), set forth herein and/or in the Agreement between CFM and the Customer. As used herein, “Information” includes information, data, inventions and software which reside on the CWC.

3.
The Customer acknowledges an obligation to comply with all laws and regulations relating to the export of technical data which may apply to the Information on the CWC. The Customer further acknowledges that failure to comply with the laws and regulations applicable to the Information may trigger civil and criminal claims and proceedings.

4.
The Customer shall designate in writing one of its employees who will become administrator of the access and use of the CWC for the Customer. Once CFM consent obtained, such administrator shall be responsible to manage, administrate and control the access and use rights to the CWC of the Customer’s users. The Customer shall ensure that all information and privacy data provided by its administrator and users shall be correct and complete.

When a Customer’s CWC administrator ceases to be an employee of the Customer or ceases to assume the function of CWC administrator for the Customer, the Customer shall immediately inform CFM by writing in order to revoke the rights of such administrator.
In case of any change concerning the users, the administrator shall immediately inform in writing CFM. In particular, the administrator shall immediately inform and request CFM to revoke the access rights for each user who ceases to be employees of the Customer.
CFM reserves the right, at its own discretion, to terminate or suspend at any moment each administrator’ or users’ access and/or to restrict at any moment the access conditions of each administrator or user.
The Customer shall ensure that, its administrator and users proceeds with an high level of care, confidentiality and protection.
Furthermore, the Customer hereby agrees and acknowledges that it would remain responsible for its administrator, users and employees, for the CWC access and use.

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5.
The Customer acknowledges and accepts that CFM may audit, at any moment the Customer’s administrator action and the Customer user’s access. The Customer undertakes to cooperate with CFM during such audits, and to obtain the same from its employees. Moreover, the Customer undertakes that its administrator shall promptly provide the name and position of Customer’s administrator and users upon CFM first request.

6.
The Information of the CWC, whether or not marked as proprietary, to which the Customer and/or its employees will be given access, including third party proprietary information and Information which the Customer may generate, is Information which CFM maintains in confidence and therefore is proprietary to CFM.

In this regard, it is the Customer’s obligation to (a) access only to the CWC’s files authorized to her in accordance with the Agreement and use the CWC Information only to perform its obligations, (b) not use, publish, or otherwise disclose, either during or subsequent to the Customer’s authorized access, any Information belonging to CFM, including any Proprietary Information or any Information of others which CFM is obligated to maintain in confidence, (c) upon completion of such assignment, promptly deliver to CFM all computer software and media provided by CFM or obtained from CFM’s CWC, (d) refrain from circumventing or attempting to circumvent CWC security or any CFM computer security, (e) not use, publish, or otherwise disclose any information regarding the structure, formal, contents or use of the CWC.

7.
Finally, notwithstanding any other rights and recourses available to CFM, the Customer acknowledges that any failure from itself and/or its employees to comply with any and/or all of its obligations under the present agreement may result in the revocation of any and/or all its access and use rights of the CWC at CFM’s convenience.

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EXHIBIT E
STANDARD DIAGNOSTICS SERVICES

1.	DIAGNOSTICS SERVICE ELEMENTS
Diagnostics Services. CFM shall provide the following services (hereinafter “SD Services”) to Customer in support of the Engines […***…]:

1.	Base SD Services Elements.

a)
Engine condition data will be automatically processed by diagnostics software 24 hours a day, 7 days a week (“24x7”) when received at the designated CFM facility. CFM will be responsible for operating and maintaining the diagnostics software and the necessary facilities.

b)	Significant shifts in Engine condition data trends will be automatically detected and notice of said shifts (“Alerts”) will be sent to Customer via email.

c)	Customer will be given access to web-based tools for reviewing Engine condition data, managing Alerts and assessing Engine health.

d)
Customer Notification Reports (“CNR”) for Engine condition monitoring trend shift observation, including engineering review, analysis, and recommendations will be provided to Customer as required on a 24x7 basis.

2.
CFM will identify an SD Service integration team leader to provide initial program set-up, and provide technical support necessary to assist the Customer in meeting Customer obligations specified in Article 2.

3.	As a part of the above SD Services, CFM shall review only the data and messages delivered by Customer in accordance with Section 2 needed to perform the SD Services.

4.	CFM and Customer agree that any information provided to Customer by CFM for use in trending, performance analysis, troubleshooting, and managing operations are advisory only.
It is a fundamental principle of the SD Services that CFM is not responsible for line or other maintenance actions resulting from such advice. CFM will use commercially reasonable efforts to identify and notify Customer of Engine and Aircraft fault data. It remains the responsibility of Customer to conclusively identify and resolve any Aircraft or Engine faults or adverse trends, and make all maintenance decisions affecting Customer Aircraft.

2.	CUSTOMER’S RESPONSIBILITY UNDER THE DIAGNOSTICS PROGRAM

A)	Customer (or Customer’s operator by delegation of this responsibility) shall:

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1.
Provide CFM all information and records requested by CFM that are reasonably necessary for CFM to establish and provide the SD Service (including, but not limited to, avionics specifications, aircraft/engine maintenance history, engine configuration information, etc.). To the extent that such information and records are not owned by Customer, Customer represents and warrants that it has full authorization to disclose such information and records to CFM and that CFM has the right to use such information and records for all of the purposes that they are provided to CFM by Customer, including fulfilling CFM’s obligations under this SD Service Agreement.

2.
Make available to CFM data used in the monitoring and diagnostics of Engines eligible for coverage. Customer will authorize Customer’s air-to-ground service provider to forward the data directly to the CFM SITA/ARINC address ILNGE7X or PARJBXH. If air-to-ground equipment is not available, CFM will work with the Customer to establish means such that the data is provided with minimal manual intervention.

3.
Access the SD Service via the CWC. A web browser, an internet service provider and a user id/password (supplied by CFM) is required. Such access shall be subject to the then-current CFM Extranet Terms and Condition as provided on the CFM Extranet site.

4.	Identify and resolve any aircraft or Spare/installed Engine faults or adverse trends, whether or not such faults or adverse trends were communicated to the Customer by CFM.

5.	Make all decisions in regard to maintaining aircraft and Engines and carry out any required remediation to such aircraft or Engines.

6.
It remains the sole responsibility of Customer to conclusively identify and resolve aircraft and Engine faults or adverse trends and make all maintenance decisions affecting Customer aircraft. Notwithstanding any other provision, regarding the SD Services only, the Customer waives all rights of recourse against CFM and agrees to indemnify, defend and hold harmless CFM including contractors, sub-contractors, employees, agents and anyone acting on their behalf (hereinafter referred to collectively as the “Indemnitees” and individually as the “Indemnitee”) from and against any and all liabilities, claims, damages, losses (including costs and attorney’s fees), and judgments (whether in contract, tort, negligence of any kind, including strict liability, or otherwise) which may be suffered by, accrued against, be charged to, or recoverable from the Indemnitees or any Indemnitee by reason of loss or damage to or loss of use of any property (including intellectual property and proprietary information) of the Customer and/or any third party, to the extent attributable to the use and/or provision of the SD Services, except to the extent that such loss, damage, bodily injury or death is due to the gross negligence or willful misconduct of CFM.

B)	Customer acknowledges that the SD Services performed hereunder may be conducted by CFM affiliates and that there is no prohibition on CFM's export of Customer data for such purposes.
C)

3.	WARRANTY

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A)
CFM warrants to Customer that technical information and/or data furnished pursuant to the SD Services shall conform, as of the time and date of delivery, to the information provided by Customer and used by CFM. If any technical information and/or data furnished by CFM hereunder does not meet this requirement and Customer so notifies CFM within the time of performance hereunder, CFM shall correct the discrepancy, at its cost, by providing corrected data. The above limited warranty does not extend to data received but not reviewed by CFM.

B)
It is understood that any information provided to Customer by CFM for use in trending, performance analysis, troubleshooting, and managing operations is advisory only. Information contained in or generated by the SD Service represents an estimate based upon generally available fleet data or variable data furnished by Customer.

C)
THE FOREGOING SD SERVICES DIAGNOSTICS SERVICE WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED, IMPLIED OR STATUTORY (INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE).

4.	ASSIGNMENT
[…***…]. Notwithstanding the foregoing, where Customer is a lessee or otherwise not the owner of the Engines, CFM reserves the right to disclose operational performance data to the owner of the Engines, subject to appropriate obligations of confidentiality.

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GE Aviation Packey Velleca Sales Director, North America One Neumann Way Cincinnati, OH 45215 USA Office: 513-243-8465 Mobile: 513-379-7847 Email: Packey.Velleca@ge.com

LETTER AGREEMENT NO. 3
TO GTA No. 1-0000008363

July 26, 2016

WHEREAS, CFM International, Inc. (hereinafter individually referred to as “CFM”) and Allegiant Air, LLC (herein, if referred to separately, “Allegiant”) and Sunrise Asset Management, LLC (herein, if referred to separately, “SAM”) (together or separately (and notwithstanding that SAM is not an “airline”, per se) hereinafter referred to as “Airline”) (CFM and Airline being hereinafter collectively referred to as the “Parties”) have entered into General Terms Agreement 1-0000008363 (hereinafter referred to as “GTA”); and

WHEREAS, the GTA contains the applicable terms and conditions governing the sale by CFM and the purchase by Airline of spare engine(s), related equipment and spare parts therefor in support of Airline’s CFM powered fleet of aircraft, including those acquired from Airbus S.A.S (“Airbus”) (or “Airframer”).

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Parties agree as follows:

1.
Allegiant has agreed to acquire and take delivery of (12) new firm CFM56-5B4 (“Engine”) powered A320CEO aircraft (together the “Aircraft”) direct from Airframer in accordance with the delivery dates set forth in Attachment A hereto, as the same may be modified, with notice to CFM, consistent with the terms of the Aircraft Sale Agreement (the “Aircraft Delivery Schedule”) pursuant to a sale

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and purchase agreement executed on or about the date hereof between Allegiant and Airframer (the “Aircraft Sale Agreement”). The Engines installed in the Aircraft are hereinafter referred to as “Installed Engines’. It is planned that SAM will make the purchase and lease the Aircraft to Allegiant.

“Continued Production” means that at any relevant time, aircraft of the same make and model as the Aircraft and having the same make and model as the Engines remain in production (including aircraft manufactured but not delivered) by both Airframer and CFM.

2.
Provided that Airline takes delivery of at least […***…] of the Aircraft, Airline agrees to purchase and take delivery of […***…] CFM56-5B4 spare Engine (“Spare Engine”) from CFM according to the Spare Engine delivery schedule set forth in Attachment A hereto, as may be modified only by the mutual agreement of CFM and Airline (the “Spare Engine Delivery Schedule”). If, at any time, Airline does not take delivery of at least […***…] of the Aircraft due solely to acts, or failure to act, of CFM, or due to reasons beyond the control of Airline, Airline shall have the right to terminate its obligations with respect to the purchase of the Spare Engine hereunder and any deposit or “Security” provided to CFM for the Spare Engine shall be promptly refunded to Airline, on demand and thereafter, neither party shall have any further rights or obligations with respect to the sale and purchase of the Spare Engine hereunder. Notwithstanding the foregoing, in the event that Airline acquires the Spare Engine prior to delivery of any Aircraft, this provision will be void and have no further force or effect.

3. The reference price for Installed Engine shipsets (“Installed Engine Shipset Reference Price”), as and when delivered under the Aircraft Delivery Schedule, shall be […***…] (Jan. 2016 USD. CPI = 216.64) for CFM56-5B4 Engines. This Reference price will be the basis for the calculation of the Escalation Cap allowance described herein.

In consideration of the above, CFM agrees to the following:

A.    Special Allowances

CFM agrees to provide the following allowances to Airline subject to the conditions set forth in Attachment B hereto:

(i)	Aircraft Allowance

For each of the Aircraft referenced and delivered to Airline under the Aircraft Delivery Schedule, CFM will provide Airline with a per-Aircraft allowance of […***…].

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Such per Aircraft Allowance is stated in January 2016 US Dollars (CPI=216.64), and shall be adjusted for escalation to the date of delivery of each Aircraft to Airline in accordance with the escalation formula set forth in Attachment D hereto. If due to fault or negligence of Airline, there is a delay in delivery of Aircraft, such escalation shall stop at the original (scheduled delivery date in effect at the time of delay due to fault or negligence of Airline) scheduled delivery date of the Aircraft.

Each per Aircraft Allowance will be earned by Airline upon delivery of each shipset of Installed Engines to Airframer, and paid as follows:

If paid to Airline
Each per Aircraft Allowance will be made available and paid to Airline within (3) business days following receipt of written notice from Airline that it has taken delivery of each Aircraft.

If paid to Airframer
If requested in writing by Airline at least 30 days prior to scheduled Aircraft delivery date, CFM will pay the Aircraft Allowance directly to the Airframer. Notwithstanding the foregoing, CFM will not initiate the actual payment of the Aircraft Allowance to the Airframer until it receives further written direction by Airline at the time Airline takes delivery of each Aircraft.

Airline will keep CFM informed of any Aircraft delivery date changes. For the avoidance of doubt, CFM agrees it shall not provide the Aircraft Allowance to the Airframer without the Airline’s further written direction under the foregoing and Airline agrees that it shall not issue such further written direction earlier than the date of Aircraft delivery to Airline. If, after such further written direction from Airline, CFM actually provides the Aircraft Allowance to the Airframer and the actual delivery date is delayed (not due to acts or failure to act by CFM) more than 2 days from the date CFM provides such allowance, Airline will pay to CFM interest on such amount, calculated from the date of payment to the Airframer to the date of actual Aircraft delivery. Interest will be computed at […***…]. Such payment to the Airframer may be offset against any amounts due and owing CFM.

(ii)	Spare Engine Allowance

Upon delivery of the Spare Engine, CFM will provide Airline with an allowance in the form of a […***…] credit off the invoice issued by CFM. The price for the Spare Engine will be in accordance with Attachment C. The Spare Engine Delivery Schedule may be mutually amended, but in no case will CFM provide a Spare Engine Allowance for Spare Engine deliveries which, due to fault or negligence of Airline, occur beyond […***…].

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[…***…]

[…***…]

Notwithstanding previous agreements with Airframer, the Installed Engine Shipset Price so long as there is Continued Production, shall be subject to escalation from January 2016 (CPI=216.64) to the month delivery to the Airline, in accordance with Attachment D […***…].

For Engines delivered directly to Airframer from CFM for installation on the firm Aircraft with delivery dates that occur after the period covered by the Aircraft Delivery Schedule, […***…].

[…***…]

The price of Spare Engines delivered directly to Airline from CFM with delivery dates that occur on or before December 31, 2018 shall be subject to escalation from January 2016 (CPI=216.64) to the month of delivery […***…].

For delivery of spare engines after December 31, 2018 and such delay results from the fault or negligence of Airline […***…].

B.	Spare Engine Base Price Protection

Base prices of the Spare Engine shall be as set forth in Attachment C hereto, and shall be subject to adjustment for escalation in accordance with Section 2 Part A.iv above, as applicable, through […***…]. If the delay of a Spare Engine delivery is not due to a fault of the Airline, the price will not escalate beyond the scheduled delivery date.

For […***…] Spare Engine in this Letter Agreement (and notwithstanding the provisions of Exhibit C of the GTA), CFM shall render to Customer an invoice for […***…] of the base price (unescalated) and constituting a progress payment of the price thereof, which Customer shall pay within […***…] calendar days after the date of the invoice; and payment of the balance, including amount for price escalation to the month of scheduled delivery, if any, shall be made upon delivery.

C.	Special Guarantees

CFM agrees to provide the following special guarantees to Airline in support of the firm Aircraft (Installed Engines) and Spare Engine described in this Letter Agreement. These special guarantees are subject, to (i) the Limitation of Liability

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provisions set forth in the GTA, (ii) the General Conditions set forth in Section II of Exhibit A to the GTA and (iii) to the Basis and Conditions for Special Guarantees set forth in Attachment E hereto. Terms which are capitalized but not otherwise defined herein shall have the meaning ascribed to them in Section I of the GTA.

It is understood that these Special Guarantees are personal to the Airline and not assignable to any third party, including any financier, lender or the like, but the CFM56 Engine Warranty Plan under Exhibit A to the GTA may be assigned as additional security to any lender or financier and to any third party subject to the terms of permitted assignment as set forth in the GTA

(aa).	Extended New Engine and Module Guarantee
CFM warrants each new Engine and Module against Failure as follows:

a.	[…***…]

b.	[…***…]

c.	[…***…]

This Guarantee is conditioned on the Engine being repaired or altered in a maintenance repair and overhaul shop designated by CFM.

(bb)	TruEngine
Airline’s Engines (whether being Installed Engines or Spare Engines) will be included in the CFM TruEngine program, free of charge.

(cc)	Extended New Parts Guarantee
[…***…]

(dd)	Extended Campaign Change:
[…***…]

(ee)    Extended Ultimate Life
[…***…]

D. For Installed Engines, CFM will deliver to Airframer the then-current production configuration at the time of delivery of Airline's Engines to Airframer.
Each Spare Engine shall i) be the then-current production configuration at time of delivery to Airline, and ii) meet all production requirements of airworthiness, quality and performance.

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Where the production requirements of airworthiness, quality and performance of the Spare Engine are not met (as demonstrated by the performance test results and an external physical inspection of the Spare Engine by Airline’s representative prior to delivery), CFM and Airline shall discuss rectification and/or a reasonable commercial settlement, which may include the offering by CFM of a replacement engine. Airline shall be allowed to have a representative present at the performance of the Spare Engine performance test, of which test Airline shall be given reasonable notice.
[…***…]

The obligations set forth in this Letter Agreement are in addition to the obligations set forth in the GTA. In the event of conflict between the terms of this Letter Agreement and the terms of the GTA, the terms of this Letter Agreement shall take precedence. Terms which are capitalized but not otherwise defined herein shall have the meaning given to them in Article I of the GTA.

Confidentiality of Information. This Letter Agreement contains information specifically for Airline and CFM, and nothing herein contained shall be divulged by Airline or CFM to any third person, firm or corporation, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; except (i) that Airline’s consent shall not be required for disclosure by CFM of this Letter Agreement, to an Engine program participant who is an Engine service provider under such program, CFM joint venture participant, engineering service provider or consultant to CFM so as to enable CFM to perform its obligations under this Letter Agreement or to provide informational data so long that in each such case, the recipient agrees to keep such information confidential on terms as restrictive as set forth herein; (ii) to the extent required by Government agencies, by law, or to enforce or defend claims under this Letter Agreement; (iii) to the extent necessary for disclosure to the Parties’ respective insurers, accountants or other professional advisors who must likewise agree to be bound by the provisions of this paragraph; and (iv) Airline may disclose such information to the Airframer as reasonably necessary for Airline to obtain the full benefit of the terms hereof. In the event (i) or (iii) occur, suitable restrictive legends limiting further disclosure shall be applied. In the event this Letter Agreement, or other CFM information or data is required to be disclosed or filed by government agencies by law, or by court order, Airline shall, if practical and if permitted, notify CFM at least thirty (30) days in advance of such disclosure or filing and shall cooperate fully with CFM in seeking (at CFM’s expense) confidential treatment of sensitive terms of this Letter Agreement.

It is further acknowledged and agreed by the Parties that neither Party shall publicly announce or disclose the Parties’ entry into this Letter Agreement without the consent of the other party, including consent to the text of any such announcement. Each Party shall give its cooperation to permit such an announcement in due course after execution hereof.

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ALLEGIANT AIR, LLC        CFM INTERNATIONAL, INC.

Signature:    _/s/_________________        Signature:    _/s/_________________

Name:        ____________________        Name:        ____________________

Title:        ____________________        Title:        ____________________

Date:        ____________________        Date:        ____________________

SUNRISE ASSET MANAGEMENT, LLC

Signature:    _/s/__________________

Name:        ____________________

Title:        ____________________

Date:        ____________________

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ATTACHMENT A

Aircraft Delivery Dates

Firm Aircraft Qty.	Engine Type	Delivery Date
12 A320CEO	CFM56-5B4	[…***…]

Spare Engine Delivery Schedule

Spare Engine Qty.	Engine Type	Delivery Date
[…***…]	[…***…]	[…***…]

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ATTACHMENT B
CONDITIONS FOR SPECIAL ALLOWANCES/DELAY/CANCELLATION

“Special Allowances” are the allowances described in Section A.i, A.ii, A.iii, A.iv.

1.    Special Allowance for Initial Aircraft Sale Only
Any Special Allowance described herein applies only to the new firm Aircraft equipped with new Engines (the “Installed Engines”) purchased by Airline directly from the aircraft manufacturer in accordance with this Letter Agreement and Spare Engine purchased by Airline from CFM. The Special Allowances do not apply to aircraft equipped with buyer-furnished engines or, aircraft that have been previously sold or otherwise acquired through resale, lease, transfer, trade or exchange.

2.    Special Allowance Not Paid
Special Allowances described herein will become unearned and will not be paid if Engines have been delivered to the Airframer for installation in Airline's Aircraft and, thereafter, for any reason, Airline's purchase order with the aircraft manufacturer is terminated, canceled or revoked.

3.    Termination of Special Allowances
Airline agrees that all of the Special Allowances shall expire […***…] (the “Expiration Date”). For the avoidance of doubt, it is understood that CFM shall have no further obligation beyond the Expiration Date to provide any of such Special Allowances which were not provided to Airline, through no fault of CFM.

4.    Adjustment of Special Allowances

A.	[…***…] the Special Allowance shall be adjusted in accordance with Adjustment of Special Allowance in paragraph B below, except:

1.
For Aircraft, Airline can demonstrate to CFM that Airline did not owe (whether paid by Airline or not) Airframer any penalty or payment for such cancelation or failure to accept delivery, and such cancelation or failure to accept delivery was not due to an Aircraft substitution or conversion to an aircraft model other than the model of the Aircraft, or

2.	For Spare Engine, such cancellation or failure to accept delivery was due to fault of CFM or due to reasons beyond the control of Airline.

B.	Adjustment of Special Allowances.

1.	[…***…]

2.	[…***…]

3.	[…***…]

5.    Assignability of Special Allowance

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Any allowance described herein is exclusively for the benefit of Airline and is not assignable without CFM's written consent. It is understood that the Special Allowances may be invoked by either Allegiant or SAM.

6.    Set Off for Outstanding Balance
CFM shall be entitled, with five (5) days written notice to Airline, to set off any outstanding payment obligation then due and owing from Airline to CFM (and not subject to a good faith dispute) for Engines, Spare Engines or engine overhaul services with GE or CFM, or services (solely in connection with this Letter Agreement and/or GTA), which amount(s), in the aggregate, exceed […***…], against any amount payable by CFM to Airline in connection with this Letter Agreement and/or GTA.

7.	Cancellation of Installed or Spare Engines
[…***…]

1.	[…***…]

2.	[…***…]

[…***…]

CFM shall retain any progress payments or other deposits made by Airline to CFM for any such Engine, and such progress payments will be applied to the cancellation charge for such Engine. Progress payments held by CFM in respect of any such Engine which are in excess of such amounts will be refunded to Airline, provided Airline is not then in arrears on other amounts owed to CFM.

CFM shall invoice Customer for all such payments; invoice payment terms shall be net 30 and otherwise in accordance with Exhibit C, Section F of GTA.

8.    Delay Charge for Installed or Spare Engines
In the event Airline delays the delivery of a Spare Engine beyond the period specified by the Spare Engine Delivery Schedule, or Airline causes a delay in delivery of an Installed Engine beyond the period specified by the Aircraft Delivery Schedule, for a period, or cumulative period, of more than […***…], the provisions of Section 4 and 7 above shall apply.

9    Aircraft Not Operated for Minimum Period
[…***…]

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ATTACHMENT C

BASE PRICES FOR BASIC SPARE ENGINE

	Item	Base Price Jan 2016 US Dollars CPI=216.64
1.	CFM56-5B4 basic Spare Engine	[…***…]

A. Base prices are subject to escalation in accordance with Attachment D and are subject to the Escalation Cap. Base prices are effective for basic Spare Engines delivered to Airline by CFM on or before […***…], and thereafter, so long as the fault or negligence of Airline does not cause a delay in delivery after such date.

B. The selling price of Spare Engines delivered after […***…] shall be the base price then in effect, which base price shall be subject to adjustment for escalation in accordance with CFM’s then-current escalation provisions; provided, however, if there is such a delay in delivery of the Spare Engine to a date after […***…] which delay is not due to the fault or negligence of Airline, CFM shall provide the price protection in effect prior to such date pursuant to this Letter Agreement until the time of delivery.

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ATTACHMENT D

CFM ESCALATION FORMULA

I.	The base price for Products purchased hereunder shall be adjusted pursuant to the provisions of this Exhibit.

II.	For the purpose of this adjustment:

A.	Base price shall be the price(s) set forth in the applicable Letter Agreement.

B.	The Composite Price Index (CPI) shall be calculated, to the second decimal place, using the following formula:

[…***…]

[…***…]	[…***…]

[…***…]

C.
Each CPI shall be determined to the second decimal place. Calculation shall be to the third decimal digit and if the third decimal digit is five or more, the second decimal digit shall be raised to the next higher figure. If the third decimal digit is less than five, the second decimal figure shall remain as calculated.

C.	The Base Composite Index (CPIb) shall be the base index stated in the published prices.

III.	Base prices shall be adjusted in accordance with the following formula:

[…***…]

IV.	The invoice price shall be the final price and will not be subject to further adjustments in the indices. In no event shall the invoice price be lower than the base price.

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IV.
The ratio […***…] shall be calculated to the fourth decimal digit. If the fourth decimal digit is five or more, the third decimal digit shall be raised to the next higher figure, and if the fourth decimal digit is less than five, the third decimal figure shall remain as calculated. If the calculation of this ratio results in a number less than 1.000, the ratio will be adjusted to 1.000. The resulting three digit decimal shall be used to calculate Pn.

V.
Values to be utilized in the event of unavailability. If at the time of delivery of Product, CFM is unable to determine the adjusted price because the applicable values to be used to determine the […***…] have not been released by the Bureau of Labor Statistics, then:

a)    The Price Adjustment, to be used at the time of delivery of the Product, will be determined by utilizing the escalation provisions set forth above. The values released by the Bureau of Labor Statistics and available 30 days prior to scheduled Product delivery month will be used to determine the […***…] values for the applicable months (including those noted as preliminary by the Bureau of Labor Statistics) to calculate the Product Price Adjustment. If no value have been released for an applicable month, the provisions set forth in Paragraph b, below, will apply. If prior to delivery of a Product, the U.S. Department of Labor changes the base year for determination of the […***…] values as defined above, such rebase values will be incorporated in the Price Adjustment calculation.

b)    If prior to delivery of a Product, U.S. Department of Labor substantially revises the methodology used for the determination of the values to be used to determine the […***…] values (in contrast to benchmark adjustments or other corrections of previously released values), or for any reason has not released values needed to determine the applicable Price Adjustment, CFM will, and without discrimination to Airline, and prior to delivery of any such Product, select a substitute for such values from data published by the Bureau of Labor Statistics or other similar data reported by non-governmental United States organizations, such substitute to lead in application to the same adjustment result insofar as possible, as would have been achieved by continuing the use of the original values as they may have fluctuated during the applicable time period. Appropriate revisions of the formula will be made as required to reflect any substitute values. However, if within 24 months from delivery of the Product, the Bureau of Labor Statistics should resume releasing values for the months needed to determine the Product Price Adjustment, such values will be used to determine any increase or decrease in the Product Price Adjustment from that determined at the time of delivery of such Product.

c)    In the event escalation provisions are made non-enforceable or otherwise rendered null and void by any agency of the United States Government, the parties agree, to the extent they may lawfully do so, to equitably adjust the base price of any affected Product to reflect an allowance for increase or decrease in labor compensation and material costs occurring since February of the Base Price year (2016) which is consistent with the applicable provisions of this Price Escalation formula.

d)    For the calculation herein, the values released by the Bureau of Labor Statistics and available to CFM at the end of the month prior to scheduled Product delivery month will be used to determine the […***…] values for the applicable months (including those noted as preliminary by the Bureau of Labor Statistics) to calculate the Product Price Adjustment for the Product invoice at the time of delivery. The values will be

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considered final and no Product Price Adjustment will be made after Product delivery for any subsequent changes in published index values.

Note:     Any rounding of a number, with respect to escalation of the Product Price, will be accomplished as follows: If the first digit of the portion to be dropped from the number is five or greater, the preceding digit will be raised to the next higher number.

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ATTACHMENT E

BASIS AND CONDITIONS FOR SPECIAL GUARANTEES

A.    General Conditions

The Special Guarantees offered in this Letter Agreement have been developed specifically for Airline's new Installed Engines and all Spare Engines, purchased under this Letter Agreement. The General Conditions described in Exhibit A of the General Terms Agreement between CFM and Airline apply to the guarantees and such guarantees are offered to Airline contingent upon:

1.    Airline accepting delivery of the Installed Engines (with associated Aircraft) in accordance with the Aircraft Delivery Schedule and accepting delivery of the Spare Engine in accordance with the Spare Engine Delivery Schedule.

2.    Agreement between Airline and CFM regarding administration of the guarantees;

B.    Administration

If compensation becomes available to Airline under more than one specific guarantee, Airframer guarantee for which CFM has agreed to participate in, warranty or other engine program consideration, Airline will not receive duplicate compensation but will receive the compensation most beneficial to Airline under a single guarantee, warranty or other program consideration. If there is a dispute between CFM and the Airframer about which of them is responsible for payment of related compensation to Airline available under a Special Guarantee as a result of CFM’s failure to meet such Special Guarantee, CFM shall promptly pay the compensation to Airline under such Special Guarantee and will be subrogated to Airline’s rights to any related compensation from the Airframer (to the extent Customer may disclose information concerning the Airframer’s obligations to compensate Customer). Unless otherwise stated, the guarantee compensation will be in the form of non-expiring credits to be used by Airline against the purchase from CFM of Spare Engines, spare Parts, and/or Engine services.

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